CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam Investment Funds:

We consent to the use of our reports dated April 7, 2016 with respect to the financial statements of Putnam Small Cap Value Fund and June 13, 2016 with respect to the financial statements of Putnam Multi-Cap Value Fund, each a series of Putnam Investment Funds, included herein, and to the references to our firm under the captions Financial Highlights in the prospectuses and Independent Registered Public Accounting Firm and Financial Statements in the Statements of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
February 23, 2017